Exhibit 99.1

Cubic Reports Fourth Quarter and Fiscal Year 2014 Results Including Record Quarterly Sales, Earnings, and Backlog

•                  Sales of $1.398 billion for fiscal year 2014, and record sales of $396.4 million for the fourth quarter

•                  Net income of $69.5 million, or $2.59 per diluted share for the year, and record net income for the fourth quarter of $32.8 million, or $1.22 per diluted share

•                  Adjusted EBITDA (1) of $122.9 million for fiscal year 2014

•                  Cash provided by operating activities of $114.8 million for the year

•                  Strong contract awards in the fourth quarter led to record backlog of $3.180 billion as of September 30, 2014

•                  Sales guidance of $1.425 billion to $1.465 billion; EPS guidance of $2.60 to $2.85 for 2015

•                  Increase in semi-annual dividend from $0.12 to $0.135 per share approved by Board of Directors and expected to be declared in February 2015

San Diego, CA, November 25, 2014 — Cubic Corporation (NYSE: CUB) today reported its financial results for the fiscal year ended September 30, 2014.

Fourth Quarter Fiscal 2014

Record fourth quarter sales of $396.4 million in 2014 were 16 percent higher than sales of $340.8 million in the corresponding quarter last year. Sales grew for the quarter for both the Transportation Systems (CTS) and Defense Systems (CDS) segments, but decreased for the Mission Support Services (MSS) segment. The increase in sales for the fourth quarter was principally due to strong CTS segment sales in the U.K. and Australia, as well as increased training system sales from CDS. Revenue from two businesses acquired by Cubic during the year totaled $16.2 million in the fourth quarter of 2014.

Record net income in the fourth quarter of 2014 totaling $32.8 million, or $1.22 per diluted share, was driven by the growth in operating income for the quarter. Operating income was $39.3 million for the fourth quarter compared to an operating loss of $44.1 million in 2013. The 2014 operating income was positively impacted by the higher margins from increased sales in the U.K., Australia, and the U.S. Increased international sales of air combat training systems for the CDS segment also drove the increase in operating profit for the quarter. The operating loss in 2013 resulted from a goodwill impairment charge of $50.9 million within the MSS segment.

Full Year Fiscal 2014

Sales in fiscal year 2014 were $1.398 billion compared to $1.361 billion in 2013, an increase of 3 percent. Sales increased for the year from both CTS and CDS, but declined from MSS. Organic sales decreased 3 percent, while businesses acquired in 2014 and 2013 increased sales by $73.6 million.

Operating income was $92.5 million for the year compared to $40.7 million in 2013, which included the goodwill impairment charge noted above. Operating income increased in 2014 for the MSS and CDS segments, but declined slightly for CTS, due to increases in cost estimates on a contract to design and build a transportation fare system for a customer in Vancouver, and due to losses recognized on a transportation services contract in Chicago.

Net income attributable to Cubic shareholders was $69.5 million for the year, or $2.59 per diluted share, compared to $25.1 million, or $0.94 per diluted share for fiscal year 2013. The increase in net income was driven by growth in operating income as well as a decrease in the 2014 effective tax rate. Cubic’s 2014 effective tax rate decreased from last year primarily because 2013 had included a partially nondeductible goodwill impairment loss.

Adjusted EBITDA (1) increased to $122.9 million in fiscal year 2014 from $117.0 million in 2013, and was 9 percent of sales in both years.

Total backlog was a record-high $3.180 billion at the end of fiscal year 2014, compared to $2.647 billion in the prior year, an increase of $534 million. The increase in backlog was primarily driven by a contract award of $704.2 million to CTS to operate and maintain a fare collection system in London, U.K. for seven years beginning in August 2015.

“We are very proud of our record-setting quarter in sales, earnings, and backlog, which contributed to strong overall annual performance,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation. “We are humbled and thankful for the continued trust of our customers and the superb performance of our great employees. We expect our results to improve as we grow Cubic and expand our global market leading positions in the transportation and defense markets.”

(1)         Adjusted EBITDA is a Non-GAAP metric - see the table included in the section titled “Use of Non-GAAP Financial Information” for a reconciliation of these GAAP and non-GAAP financial measures)

Reportable Segment Results

Transportation Systems (43 percent of fiscal 2014 consolidated sales)

Years ended September 30,	2014	2013
	(in millions)

Transportation Systems Sales	$599.7	$529.5

Transportation Systems Operating Income	$65.9	$66.8

CTS sales increased 13 percent in 2014 to $599.7 million from $529.5 million last year. Businesses acquired by CTS in fiscal years 2014 and 2013 contributed sales of $53.8 million in 2014 compared to $7.8 million in 2013. In 2014, sales increased on expanded system development work in the U.K. and on a system development and services contract for a customer in Chicago. Revenue comparisons were also positively impacted for the year by $6.0 million in foreign currency exchange rate differences.

CTS operating income was down 1 percent to $65.9 million for fiscal 2014 compared to $66.8 million last year. In 2014, operating income decreased due to changes in cost estimates on a Vancouver contract and due to losses on services provided to a Chicago customer. These decreases in operating income were partially offset by growth in operating profits from the increased development work in the U.K. mentioned above. The average exchange rates between the prevailing currency in CTS’ foreign operations and the U.S. dollar resulted in an increase in CTS operating income of $6.1 million for 2014 compared to 2013.

Mission Support Services (28 percent of fiscal 2014 consolidated sales)

Years ended September 30,	2014	2013
	(in millions)

Mission Support Services Sales	$398.1	$468.7

Mission Support Services Operating Income (Loss)	$7.8	$(36.1)

MSS sales decreased 15 percent in 2014 to $398.1 million from $468.7 million in 2013. Sales in 2014 were lower due in part to the U.S. government’s shut down in October 2013 and reductions in spending by the U.S. government.

MSS operating income increased to $7.8 million in 2014 from an operating loss of $36.1 million in 2013. Excluding the impact of the $50.9 million goodwill impairment recorded in 2013, MSS operating income decreased from 2013 to 2014 by 47 percent. The operating income in 2014 was impacted by the sales decreases described above and reduced profit margins on contracts due to competitive pressures driving down bid prices.

Defense Systems (29 percent of fiscal 2014 consolidated sales)

Years ended September 30,	2014	2013
	(in millions)

Defense Systems Sales	$400.6	$363.0

Defense Systems Operating Income	$26.8	$14.2

CDS sales increased 10 percent in 2014 to $400.6 million from $363.0 million in 2013. Businesses acquired by CDS in fiscal years 2014 and 2013 contributed sales of $17.9 million for 2014 compared to $3.7 million in 2013. Sales increased from a new ground combat training system development contract in the Far East, from tactical engagement simulation system contracts and from simulator contracts, including a new contract to develop simulation trainers for the U.S. Navy Littoral Combat Ships.

Operating income in 2014 for CDS was $26.8 million compared to $14.2 million in 2013. Businesses acquired by CDS in fiscal years 2014 and 2013 had operating losses of $8.0 million for 2014, including a transaction-related $3.7 million charge for compensation expense related to amounts paid to employees of one of the acquired companies upon the close of the acquisition. In 2014, CDS had higher operating income on increased sales from the ground combat training system, simulator and development contracts mentioned above. Profit margins on a number of training system contracts improved in fiscal 2014 due to the restructuring activity in the third quarter of 2013, which reduced ongoing costs. The 2013 CDS restructuring activity resulted in a charge of $7.8 million in 2013.

Cash Flows

Operating activities provided cash of $114.8 million in 2014, while operating activities used cash of $13.3 million in 2013. In 2014, all three segments contributed to positive operating cash flows, with CTS providing the largest positive cash flows.

Conference Call

Cubic management will host a conference call to discuss the company’s fourth quarter and fiscal year 2014 results today, Tuesday November 25, 2014 at 4:30 PM ET (1:30 PM PT) that will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial

•                  (877) 407-8293 for domestic callers

•                  (201) 689-8349 for international callers.

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

Listeners may access the conference call live over the Internet at the company’s website under the “Investor Relations” tab at www.cubic.com.

Please allow 15 minutes prior to the call to visit our website to download any necessary audio software. For those unable to listen to the live broadcast, an archived version will be available at the same location for approximately 30 days following the live webcast.

About Cubic

Cubic Corporation is globally diversified in transportation and defense markets. The company’s Transportation segment is a leading systems integrator that develops and provides fare collection infrastructure, services and technology for public transit authorities and operators worldwide. Cubic’s Mission Support Services segment is a leading provider of training, operations, maintenance, technical and other support services to the U.S. and allied nations. The Defense Systems segment is a leading provider of realistic combat training systems and secure communications systems. For more information about Cubic, see the company’s web site at www.cubic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward- looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

Adjusted EBITDA represents net income attributable to Cubic before interest, taxes, non-operating income, goodwill impairment charges, depreciation and amortization. We believe that the presentation of Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, Adjusted EBITDA is a factor we use in measuring our performance and compensating certain of our executives. Further, we believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), goodwill impairment charges and non-operating expenses which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on Adjusted EBITDA.

The following table reconciles Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Year Ended September 30,
	2014	2013	2012
	(in thousands)

Reconciliation:
Net income attributable to Cubic	$69,491	$25,086	$97,427
Add:
Provision for income taxes	19,831	14,502	40,332
Interest expense (income), net	2,688	1,851	(1,392)
Other expense (income), net	391	(887)	(366)
Noncontrolling interest in income of VIE	89	183	204
Depreciation and amortization	30,440	25,359	22,857
Impairment of goodwill	—	50,865	—
ADJUSTED EBITDA	$122,930	$116,959	$159,062

Financial Statements

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

	Years Ended September 30,
	2014	2013	2012

Net sales:
Products	$583,937	$562,310	$677,328
Services	814,415	799,097	726,756
	1,398,352	1,361,407	1,404,084
Costs and expenses:
Products	424,682	425,793	466,178
Services	657,853	629,520	593,962
Selling, general and administrative expenses	181,672	165,230	164,189
Research and development	17,959	24,445	28,722
Amortization of purchased intangibles	22,602	16,680	14,828
Restructuring costs	1,094	8,139	—
Impairment of goodwill	—	50,865	—
	1,305,862	1,320,672	1,267,879

Operating income	92,490	40,735	136,205

Other income (expenses):
Interest and dividend income	1,396	1,576	2,994
Interest expense	(4,084)	(3,427)	(1,602)
Other income (expense), net	(391)	887	366

Income before income taxes	89,411	39,771	137,963

Income taxes	19,831	14,502	40,332

Net income	69,580	25,269	97,631

Less noncontrolling interest in income of VIE	89	183	204

Net income attributable to Cubic	$69,491	$25,086	$97,427

Net Income per share attributable to Cubic:
Basic	$2.59	$0.94	$3.64
Diluted	2.59	0.94	3.64

Weighted Average shares used in per share calculations:
Basic	26,787	26,736	26,736
Diluted	26,845	26,760	26,736

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,
	2014	2013

ASSETS

Current assets:
Cash and cash equivalents	$215,849	$203,892
Restricted cash	69,056	69,381
Marketable securities	1,196	4,055
Accounts receivable:
Trade and other receivables	30,593	17,352
Long-term contracts	364,075	362,308
Allowance for doubtful accounts	(489)	(658)
	394,179	379,002

Recoverable income taxes	16,055	7,885
Inventories	38,775	59,746
Deferred income taxes	10,324	8,354
Prepaid expenses and other current assets	19,953	10,284
Total current assets	765,387	742,599

Long-term contract receivables	15,870	19,021
Long-term capitalized contract costs	76,209	68,963
Property, plant and equipment, net	64,149	56,305
Deferred income taxes	17,849	19,322
Goodwill	184,141	136,094
Purchased intangibles, net	63,618	57,542
Miscellaneous other assets	7,383	9,772

Total assets	$1,194,606	$1,109,618

CUBIC CORPORATION

CONSOLIDATED BALANCE SHEETS—continued

(in thousands)

	September 30,
	2014	2013

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$31,344	$40,310
Customer advances	91,690	84,307
Accrued compensation	48,812	43,394
Other current liabilities	84,555	65,859
Income taxes payable	12,737	12,731
Deferred income taxes	474	—
Current maturities of long-term debt	563	557
Total current liabilities	270,175	247,158

Long-term debt	101,827	102,363
Accrued pension liability	17,219	20,785
Deferred compensation	9,501	9,792
Income taxes payable	6,324	6,434
Deferred income taxes	1,152	—
Other non-current liabilities	5,907	6,006

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value:
Authorized—5,000 shares
Issued and outstanding—none	—	—
Common stock, no par value:
Authorized—50,000 shares
35,734 issued and 26,789 outstanding at September 30, 2014;
35,682 issued and 26,736 outstanding at September 30, 2013	20,669	15,825
Retained earnings	803,059	740,002
Accumulated other comprehensive loss	(5,372)	(2,803)
Treasury stock at cost - 8,945 shares	(36,078)	(36,078)
Shareholders’ equity related to Cubic	782,278	716,946
Noncontrolling interest in variable interest entity	223	134
Total shareholders’ equity	782,501	717,080

Total liabilities and shareholders’ equity	$1,194,606	$1,109,618

CUBIC CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended September 30,
	2014	2013	2012

Operating Activities:
Net income	$69,580	$25,269	$97,631
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,440	25,359	22,857
Stock-based compensation expense	5,625	3,251	—
Inventory write-down	598	2,760	—
Impairment of goodwill	—	50,865	—
Deferred income taxes	2,684	(7,508)	(1,486)
Excess tax benefits from equity incentive plans	(310)	—	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(4,300)	(18,991)	(122,984)
Inventories	20,590	(19,890)	173
Prepaid expenses and other current assets	(8,114)	3,867	7,432
Long-term capitalized contract costs	(7,246)	(42,088)	(26,875)
Accounts payable and other current liabilities	6,505	(25,637)	9,630
Customer advances	7,304	8,990	(55,769)
Income taxes	(9,768)	(19,114)	14,219
Other items, net	1,222	(409)	495
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	114,810	(13,276)	(54,677)

Investing Activities:
Acquisition of businesses, net of cash acquired	(83,456)	(63,691)	—
Purchases of marketable securities	(1,196)	(4,050)	—
Proceeds from sales or maturities of marketable securities	4,050	—	25,829
Purchases of property, plant and equipment	(16,620)	(9,052)	(14,226)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(97,222)	(76,793)	11,603

Financing Activities:
Proceeds from short-term borrowings	38,000	70,000	—
Principal payments on short-term borrowings	(38,000)	(70,000)	—
Proceeds from long-term borrowings	—	100,000	—
Principal payments on long-term borrowings	(573)	(8,543)	(4,549)
Proceeds from issuance of common stock	113	—	—
Purchase of common stock	(1,204)	—	—
Excess tax benefits from equity incentive plans	310	—	—
Contingent consideration payments related to acquisitions of businesses	(2,368)	(7,842)	—
Net change in restricted cash	325	(158)	(68,584)
Dividends paid to shareholders	(6,429)	(6,417)	(6,417)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(9,826)	77,040	(79,550)

Effect of exchange rates on cash	4,195	4,654	5,743

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,957	(8,375)	(116,881)

Cash and cash equivalents at the beginning of the year	203,892	212,267	329,148

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$215,849	$203,892	$212,267

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire NEK, net	$—	$4,490	$—
Liability incurred to acquire Intific, net	$1,173	$—	$—